Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Branded Media Corporation on Amendment No. 1 to Form 10-SB (Commission File No. 000-03574) of our report dated September 22, 2005 except for notes 9 and 13 as to which the date is November 14, 2005 with respect to the balance sheet of Branded Media Corporation as of September 30, 2004 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended September 30, 2004 and 2003.

We also consent to the reference to our Firm under the caption "Interest of Named Experts and Counsel" in such Registration Statement.




/s/  Friedman LLP
-----------------
Friedman LLP

September 22, 2005, except for notes 9 and 13
as to which the date is November 14, 2005